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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         AutoBond Acceptance Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    052918109
              ----------------------------------------------------
                                 (CUSIP Number)



The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







SEC 1745 (2-95)                 Page 1 of 5 pages



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-----------------------------                           -----------------------
CUSIP NO. 052918109                    13G                    PAGE 2 OF 5 PAGES
         ------------------                                        --   --
-----------------------------                           -----------------------


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Adrian Katz
          ###-##-####
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

         NUMBER OF               568,750
          SHARES           -----------------------------------------------------
       BENEFICIALLY        6     SHARED VOTING POWER
         OWNED BY
           EACH            -----------------------------------------------------
         REPORTING         7     SOLE DISPOSITIVE POWER
          PERSON
           WITH                  568,750
                           -----------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          568,750
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.7
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------




SEC 1745 (2-95)                 Page 2 of 5 pages



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Item 1(a)       Name of Issuer - AutoBond Acceptance Corporation
---------       --------------



Item 1(b)       Address of Issuer's Principal Executive Offices
---------       -----------------------------------------------
                301 Congress Avenue
                Austin, Texas 78701



Item 2(a)       Name of Person Filing
---------       ---------------------
                Adrian Katz




Item 2(b)       Address of Principal Business Office or, if none, Residence
---------       -----------------------------------------------------------
                301 Congress Avenue
                Austin, Texas 78701



Item 2(c)       Citizenship
---------       -----------
                United States



Item 2(d)       Title of Class of Securities
---------       ----------------------------
                Common Stock, No par value per share


Item 2(e)       CUSIP Number
---------       ------------
                052918109

Item 3          This  statement is  not being  filed  pursuant to Rule 13d-1(b),
------          or 13d-2(b).


Item 4          Ownership (December 31, 1996):
------          ---------
                (a)    Amount Beneficially Owned:  .............. 568,750 Shares

                (b)    Percent of Class: .................................. 8.7%






SEC 1745 (2-95)                 Page 3 of 5 pages



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                      (c)    Adrian Katz has sole power to vote or to direct the
                             vote  of,   and  to   dispose   or  to  direct  the
                             disposition of, all such shares.

Item 5         Ownership of Five Percent or Less of a Class:
------         ---------------------------------------------
                      Not applicable.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:
------         ----------------------------------------------------------------
                      Not applicable

Item 7         Identification and Classification of the Subsidiary which
------         ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company:
               -------
                      Not applicable

Item 8         Identification and Classification of Members of the Group:
------         ----------------------------------------------------------
                      Not applicable

Item 9         Notice of Dissolution of Group:
------         -------------------------------
                      Not applicable


Item 10               Certification
-------               -------------
                      Not applicable






SEC 1745 (2-95)                 Page 4 of 5 pages



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                                    Signature

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



                                              February 14, 1997
                                          ----------------------------------
                                                          Date

                                               /s/ Adrian Katz
                                          ----------------------------------
                                                       Signature

                                          Adrian Katz / Vice Chairman of the
                                          ----------------------------------
                                          Board and Chief Operating Officer
                                          ----------------------------------
                                                       Name/Title







SEC 1745 (2-95)                            Page 5 of 5 pages